UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

October 23, 2009

Date of Report (date of earliest event reported)

OMNITURE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-52076	87-0619936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 East Timpanogos Circle

Orem, UT 84097

(Address of principal executive offices, including zip code)

(801) 722-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 23, 2009, in connection with the Merger (as defined below), Omniture, Inc., a Delaware corporation (the “Company”), notified NASDAQ of its intent to remove its common stock from listing on the NASDAQ Global Select Market and requested NASDAQ to file a delisting application with the SEC to delist and deregister its common stock.

Item 3.02   Unregistered Sales of Equity Securities.

As previously disclosed, on September 15, 2009, the Company, Adobe Systems Incorporated (“Parent”) and Snowbird Acquisition Corporation (“Purchaser”), a wholly owned subsidiary of Parent, entered into an Agreement and Plan of Merger (the “Merger Agreement”).

In order to complete the Merger (as defined below), on October 23, 2009, Purchaser exercised its “top-up” option to purchase shares of the Company’s common stock, and accordingly, the Company issued 46,435,793 shares (the “Shares”) to the Purchaser pursuant to Section 1.4 of the Merger Agreement, at a price per Share of $21.50, which resulted in an aggregate purchase price of $998,369,549.50 (the “Purchase Price”). The Purchaser paid the Purchase Price for the Shares by delivery of a promissory note.

The Company offered and sold the Shares as a private placement pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The Company relied on the representations made by the Purchaser that it was an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and that it had the necessary investment intent as required by Section 4(2) of the Securities Act.

Item 5.01   Changes in Control of Registrant.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser offered to purchase all outstanding shares of the Company’s Common Stock (the “Common Stock”), at a price of $21.50 per Share, net to the holder thereof in cash, without interest, less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 24, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).

Upon the expiration of the initial offering period of the Offer at 12:00 midnight, New York City time, New York on Thursday, October 22, 2009, Purchaser accepted for payment approximately 68,125,532 Shares representing approximately 86.68% of the outstanding Shares.  In addition, the depositary for the Offer advised that Purchaser received commitments to tender approximately 3,031,464 additional shares under the guaranteed delivery procedures in the Offer prior to the expiration of the initial offering period. Purchaser accepted for payment all Shares validly tendered and not withdrawn prior to the expiration of the Offer according to the terms and conditions of the Offer.

The total value of the acquisition was approximately $1.8 billion on a fully diluted equity-value basis.  The funds used by Purchaser to purchase the Shares were acquired from Adobe, from a combination of cash on Adobe’s balance sheet and funds drawn down under Adobe’s existing senior unsecured revolving credit facility pursuant to a credit agreement with Bank of America, N.A.

Pursuant to the terms and conditions of the Merger Agreement, Purchaser was merged with and into the Company (the “Merger”) on October 23, 2009 in accordance with applicable provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of stockholders of the Company.  In order to accomplish the Merger, on October 23, 2009, the Purchaser exercised its “top-up” option pursuant to the Merger Agreement, which permitted the Purchaser to purchase additional shares of common stock directly from the Company for $21.50 per share, the same dollar amount per share paid in the Offer.  In connection with the Merger, each outstanding share of Common Stock not tendered in the Offer (other than shares of Common Stock held by holders who properly exercise their appraisal rights under applicable Delaware law) was converted into the right to receive the Offer Price.  Following the consummation of the Merger, the Company continued as the surviving corporation and a wholly owned subsidiary of Parent.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company or Parent, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the Merger Agreement and effective as of the acceptance for payment of the shares of Common Stock by the Purchaser on October 23, 2009, Gregory S. Butterfield, Dana L. Evan, Mark P. Gorenberg, Rory T. O’Driscoll and John R. Pestana resigned as members of the Company’s Board of Directors and effective as of the effective time of the Merger, Joshua G. James and D. Fraser Bullock resigned as members of the Company’s Board of Directors and Mark Garrett, Rich Rowley and Joseph Nemeth, the directors of Purchaser immediately prior to the effective time of the Merger, became the directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNITURE, INC.

	By:	/s/ Michael S. Herring
Michael S. Herring
Dated: October 27, 2009		Chief Financial Officer and Executive Vice President